Exhibit 4.2

5.00% SENIOR NOTES DUE 2023

SUPPLEMENTAL INDENTURE

among

DELPHI CORPORATION,

as Issuer

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Registrar, Paying Agent and Authenticating Agent

Dated as of February 14, 2013

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Definition of Terms	1
Section 1.02.	Other Definitions	13

ARTICLE 2
TERMS AND CONDITIONS OF THE NOTES

Section 2.01.	Terms of the Notes	13
Section 2.02.	Execution and Authentication	15

ARTICLE 3
REDEMPTION OF THE NOTES

Section 3.01.	Optional Redemption	15
ARTICLE 4
NOTE GUARANTEES

Section 4.01.	Note Guarantees	17
Section 4.02.	Release of Subsidiary Guarantors	17

ARTICLE 5
COVENANTS

Section 5.01.	Limitation on Liens	18
Section 5.02.	Limitation on Sale/Leaseback Transactions	18
Section 5.03.	Reports	19
Section 5.04.	Change of Control	19
Section 5.05.	Future Guarantors	21

ARTICLE 6
CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 6.01.	Consolidation, Merger and Sale of Assets	21

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.	Events of Default	23
Section 7.02.	Acceleration	24
Section 7.03.	Waiver of Past Defaults	25
Section 7.04.	Control by Majority	25
Section 7.05.	Limitation on Suits	25

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ARTICLE 8
AMENDMENTS AND WAIVERS

Section 8.01.	Without Consent of Holder	26
Section 8.02.	With Consent of Holders of Notes	26

ARTICLE 9
MISCELLANEOUS

Section 9.01.	Ratification of Base Indenture	26
Section 9.02.	Governing Law	27
Section 9.03.	Separability	27
Section 9.04.	Counterparts	27

EXHIBITS

Exhibit A	Form of 2023 Note

-ii-

SUPPLEMENTAL INDENTURE, dated as of February 14, 2013 (the “Supplemental Indenture”), among Delphi Corporation, a Delaware corporation (the “Issuer”), Delphi Automotive PLC, a public limited company formed under the laws of Jersey (the “Company”), the other guarantors from time to time party hereto, Wilmington Trust, National Association, as trustee (together with its successors and assigns in such capacity, the “Trustee”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as registrar, paying agent and authenticating agent under the Senior Indenture, dated as of February 14, 2013, among the Issuer, the Company, Deutsche Bank Trust Company Americas, as Registrar, Paying Agent and Authenticating Agent, and the Trustee (the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”).

WHEREAS, the Issuer and the Company executed and delivered the Base Indenture to the Trustee to provide, among other things, for the future issuance of the Issuer’s Notes to be issued from time to time in one or more series as might be determined by the Issuer under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

WHEREAS, Section 2.03 of the Base Indenture provides for various matters with respect to any series of Notes issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, Section 9.01 of the Base Indenture provides for the Issuer and the Trustee to enter into a supplemental indenture to the Base Indenture to establish the form or terms of Notes of any series as permitted by Section 2.03 of the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Issuer desires to provide for the establishment of a new series of Notes to be known as its 5.00% Senior Notes due 2023 (the “2023 Notes”), the form and substance of such 2023 Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture; and

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the 2023 Notes, when executed by the Issuer and authenticated and delivered by the Authenticating Agent, the valid obligations of the Issuer, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the 2023 Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form 2023 Note and substance of the 2023 Notes and the terms, provisions and conditions thereof, the Issuer and the Guarantors covenant and agree with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is otherwise provided pursuant to this Supplemental Indenture, in which case the definition in this Supplemental Indenture shall govern solely with respect to the 2023 Notes;

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) unless stated otherwise, a reference to a Section or Article is to a Section or Article in this Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) Sections 4.03, 5.01, 6.01, 6.02 and 10.05 of the Base Indenture are, with respect to the 2023 Notes, replaced in their entirety by Sections 5.03, 6.01, 7.01, 7.02 and 4.02 of this Supplemental Indenture, respectively, in each case, solely in respect of the 2023 Notes; and

(g) the following terms have the meanings given to them in this Section 1.01(g):

“2023 Note Guarantor” means each Guarantor included on the signature pages hereto and any other Person that provides a Guarantee to the 2023 Notes under the Indenture, until released as provided in Section 4.02 hereof.

“Additional 2023 Notes” means additional 2023 Notes constituting part of the same series as the 2023 Notes issued on the Issue Date having identical terms and conditions to the 2023 Notes, except with respect to issue date, issue price and interest prior to the first Interest Payment Date.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2) the Attributable Debt determined assuming no such termination.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (2) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or if not possible, such lesser number as is obtained by Delphi LLP, Reference Treasury Dealer Quotations for such Redemption Date.

“Consolidated Total Assets” means, at any time, the total Consolidated assets of Delphi LLP and its Restricted Subsidiaries, as shown on the most recent balance sheet of Delphi LLP at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of Delphi LLP, the accounts of each of the Restricted Subsidiaries with those of Delphi LLP and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Delphi LLP or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreement” means, the Amended and Restated Credit Agreement, dated as of September 14, 2012 by and among the Company, Delphi LLP, Delphi Automotive Holdings US Limited, the Issuer, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Restricted Subsidiaries of Delphi LLP a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Delphi LLP” means Delphi Automotive LLP, a limited liability partnership organized under the laws of England and Wales (and its successors).

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of Delphi LLP or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 91 days after the Stated Maturity of the 2023 Notes; provided that only the portion of such Capital Stock that is required to be redeemed, is so redeemable or is so convertible at the option of the holder thereof before such date will be deemed to be Disqualified Stock and Capital Stock will not constitute Disqualified Stock (i) solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the 2023 Notes if the terms thereof specifically state that repurchase or redemption pursuant thereto will not be required prior to the Issuer’s repurchase of the 2023 Notes as required by the Indenture or (ii) if the terms thereof prohibit repurchase or redemption if prohibited by the Indenture.

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of Delphi LLP or, to the extent contributed to the capital of Delphi LLP or the Issuer, any direct or indirect parent company of Delphi LLP.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in the Indenture, determined in good faith by a Financial Officer of Delphi LLP or by the Board of Directors. Fair Market Value (other than of any asset with a public trading market) of any asset or property (or group of assets or property subject to an event giving rise to a requirement under the Indenture that “Fair Market Value” be determined) in excess of $150.0 million shall be determined by the Board of Directors or a duly authorized committee thereof.

“Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of Delphi LLP.

“Foreign Subsidiary” means any Restricted Subsidiary of Delphi LLP that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement or any hedging agreement entered into in connection with the issuance of convertible debt.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Indebtedness of other Persons of the type referred to in clauses (1) through (3) secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons; and

(5) all obligations of the type referred to in clauses (1) through (3) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, (i) in connection with the purchase by Delphi LLP or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“interest” means, with respect to the 2023 Notes, interest on the 2023 Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or if Moody’s or Standard & Poor’s shall cease to provide a rating of the 2023 Notes, an equivalent rating by any other Rating Agency.

“Issue Date” means February 14, 2013.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Material Indebtedness” means Indebtedness under the Credit Agreement or any other Credit Facilities, in each case with an aggregate principal amount of at least $500.0 million.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed the greater of (A) $1,500 million and (B) the sum of (i) 60% of the book value of the inventory of Delphi LLP and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of Delphi LLP and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by Delphi LLP or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements are available (but calculated on a pro forma basis for any acquisition or disposition of a Person or business occurring after such date and on or prior to the date of determination);

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date (including Liens securing the full amount of revolving commitments and loans outstanding under the Credit Agreement as in effect on the Issue Date immediately before the issuance of the 2023 Notes other than the Tranche B Term Loans (as defined in the Credit Agreement)) and extensions, renewals, refinancings and replacements of any such Liens (including any future Liens securing Indebtedness that Delphi LLP designates as a “replacement” of such Liens for purposes of this clause, even if such new Indebtedness is not issued concurrently with the repayment of the indebtedness so secured, the proceeds thereof are not used to repay such Indebtedness secured by such Liens or such Indebtedness is incurred for different purposes and by a different borrower) so long as the principal amount of Indebtedness (including for this purpose, revolving commitments under the

Credit Agreement as in effect on the Issue Date immediately before the issuance of the 2023 Notes, which shall be deemed to be outstanding for these purposes even if undrawn) or other obligations secured thereby is not increased (other than to cover premiums, fees, accrued interest and any expenses of such extension, renewal, refinancing or replacement) and so long as such Liens are not extended to any other property of Delphi LLP or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide Liens on the same assets owned by it));

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by Delphi LLP or a Restricted Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries other than proceeds or products thereof and accessions thereto;

(11) Liens securing Indebtedness or other obligations of Delphi LLP or a Restricted Subsidiary owing to Delphi LLP or a Restricted Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are entered into to hedge risks with respect to the Issuer’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure or in connection with the issuance of convertible debt and not entered into for speculative purposes;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(14) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(15) judgment Liens not giving rise to an Event of Default;

(16) Liens securing Obligations other than Indebtedness for borrowed money and not materially detracting from the value of the assets and properties of Delphi LLP and its Restricted Subsidiaries;

(17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Delphi LLP and its Subsidiaries;

(18) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract and Liens in respect of Cash Management Obligations;

(19) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods;

(21) Liens (i) on Capital Stock and assets of Restricted Subsidiaries (other than 2023 Note Guarantors) securing Indebtedness of a Restricted Subsidiary (other than a 2023 Note Guarantor) and (ii) securing Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(22) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (22), when aggregated with the amount of Attributable Debt outstanding and incurred in reliance on Section 5.02(e), does not exceed 15.0% of Consolidated Total Assets at the time any such Lien is granted; provided, however, notwithstanding whether this clause (22) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (22) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (22).

“principal” of a 2023 Note means the principal of the 2023 Note plus the premium, if any, payable on the 2023 Note which is due or overdue or is to become due at the relevant time.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Delphi LLP or any of its Subsidiaries pursuant to which Delphi LLP or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by Delphi LLP or any of its Subsidiaries) or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Delphi LLP or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of Delphi LLP).

The grant of a security interest in any accounts receivable of Delphi LLP or any of its Restricted Subsidiaries to secure Indebtedness under Credit Facilities that is not intended to constitute a receivables financing (as determined in good faith by Delphi LLP) shall not be deemed a Qualified Receivables Transaction.

“Quotation Agent” means one of the Reference Treasury Dealers selected by Delphi LLP.

“Rating Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the 2023 Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Delphi LLP (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Receivables Entity” means (a) a Subsidiary of Delphi LLP which is designated by Delphi LLP as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with Delphi LLP which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A) is Guaranteed by Delphi LLP or any Restricted Subsidiary of Delphi LLP (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates Delphi LLP or any Restricted Subsidiary of Delphi LLP in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of Delphi LLP or any Restricted Subsidiary of Delphi LLP, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither Delphi LLP nor any Restricted Subsidiary of Delphi LLP has any material contract, agreement, arrangement or understanding other than on terms which Delphi LLP reasonably believes to be no less favorable to Delphi LLP or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Delphi LLP; and

(3) to which neither Delphi LLP nor any Restricted Subsidiary of Delphi LLP has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by Delphi LLP shall be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Reference Treasury Dealer” means three nationally recognized investment banking firms selected by Delphi LLP that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by Delphi LLP, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to Delphi LLP by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such Redemption Date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of Delphi LLP or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn)) (plus fees and expenses, including any premium and defeasance costs).

“Restricted Subsidiary” means any Subsidiary of Delphi LLP (including, without limitation, the Issuer) other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by Delphi LLP or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and Delphi LLP or such Restricted Subsidiary leases it from such Person, other than (i) leases between Delphi LLP and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Delphi LLP within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and any successor to its rating business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Delphi LLP or any Subsidiary of Delphi LLP which, taken as a whole, are customary in an accounts receivable transaction (as determined in good faith by Delphi LLP).

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

Unless otherwise specified herein, all references to any Subsidiary shall be to a Subsidiary of Delphi LLP. For the avoidance of doubt, BDWY, a Chinese corporation, is a Subsidiary of Delphi LLP pursuant to its governance structure as in effect on the Issue Date.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Delphi LLP that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of Delphi LLP (including any newly acquired or newly formed Subsidiary of Delphi LLP) other than the Issuer or any direct or indirect parent company of the Issuer to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, Delphi LLP or any other Subsidiary of Delphi LLP that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated has total Consolidated assets of $1,000 or less at the time of such designation.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no Default shall have occurred and shall be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 1.02. Other Definitions.

Term	Defined in Section
Acceleration Notice	7.02
Adjusted Treasury Rate	3.01
Applicable Premium	3.01
Base Indenture	Preamble
Change of Control	5.04
Change of Control Offer	5.04
Company	Preamble
Comparable Treasury Issue	3.01
DTC	2.01
Event of Default	7.01
Global Note	2.01
Indenture	Preamble
Initial Lien	5.01
Interest Payment Date	2.01
Issuer	Preamble
Reversion Date	5.05
Subsidiary Guarantor	4.02
Successor Company	6.01
Successor Guarantor	6.01
Supplemental Indenture	Preamble
Suspended Covenant	5.05
Suspension Date	5.05
Suspension Period	5.05
Trustee	Preamble

ARTICLE 2

TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Terms of the Notes. The following terms relating to the 2023 Notes are hereby established:

(a) Designation, Maturity and Principal Amount. There is hereby authorized a series of Notes designated the “5.00% Senior Notes due 2023” initially offered in the aggregate principal amount of $800,000,000, which amount shall be as set forth in an Authentication Order for the authentication and delivery of such 2023 Notes pursuant to Section 2.02 of the Base Indenture.

(b) Form of the Notes. The 2023 Notes are to be substantially in the form of Exhibit A hereto. The 2023 Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Officer of the Issuer executing the same may determine with the approval of the Trustee.

(c) Note Guarantees. The 2023 Notes shall have the benefit of the Note Guarantees by the 2023 Note Guarantors executing this Supplemental Indenture and future 2023 Note Guarantors pursuant to Section 5.05 hereof.

(d) Additional 2023 Notes. The Issuer may, without notice to or the consent of the Holders of the 2023 Notes, issue Additional 2023 Notes having identical terms and conditions as the 2023 Notes,

except for the issue date, issue price and first Interest Payment Date, in an unlimited aggregate principal amount. Any such additional notes will be part of the same series as the 2023 Notes, and will be treated as one class with such series of 2023 Notes, including, without limitation, for purposes of voting and redemptions; provided, however, that if such Additional 2023 Notes are not fungible with the other 2023 Notes for U.S. federal income tax purposes, such Additional 2023 Notes shall not have the same “CUSIP” number as the other 2023 Notes.

(e) Principal Payment. The 2023 Notes will mature on February 15, 2023.

(f) Interest Rate; Interest Payment Dates; Computation of Interest. The 2023 Notes will bear interest at the rate of 5.00% per annum from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date (or, in the case of Additional 2023 Notes, from date of issuance thereof) until the principal thereof becomes due and payable. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Interest on the 2023 Notes is payable semi-annually in arrears on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing on August 15, 2013 (or such later first Interest Payment Date, in the case of Additional 2023 Notes), to the Person in whose name such 2023 Note is registered, at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on February 1 or August 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date, and at the foregoing respective rates on overdue principal. In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the Interest Payment Date such payment was originally payable.

(g) Place of Payment of Principal and Interest. Section 4.02 of the Base Indenture shall apply to the 2023 Notes.

(h) Optional Redemption. The 2023 Notes shall be redeemable as specified in Article 3 of this Supplemental Indenture and Article 3 of the Base Indenture.

(i) Mandatory Redemption. Except as set forth in Section 5.04 hereof, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the 2023 Notes.

(j) Denominations. The 2023 Notes shall be issuable only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(k) Acceleration. 100% of the principal amount of the 2023 Notes shall be payable upon declaration of acceleration of the Stated Maturity thereof.

(l) Currency of the 2023 Notes. The 2023 Notes shall be denominated, and payment of principal and interest of the 2023 Notes shall be payable in, the currency of the United States of America.

(m) Currency of Payment. The principal of and interest on the 2023 Notes shall be payable in the currency of the United States of America.

(n) Exchange or Conversion. The 2023 Notes shall not be exchangeable for or convertible into the ordinary shares of the Company or any other security.

(o) Additional Amounts. Unless required pursuant to any supplemental indenture required pursuant to Section 6.01 hereof, the Issuer will not pay any additonal amounts on the 2023 Notes.

(p) Global Form; Definitive Form. The 2023 Notes shall be issued initially in the form of one or more permanent Global Notes in registered form, without coupons, substantially in the form herein below recited (each, a “Global Note” and collectively, the “Global Notes”), deposited with the Registrar, as custodian for the Depositary, duly executed by the Issuer and authenticated by the Authenticating Agent as herein provided. The 2023 Notes may be issued in definitive form pursuant to the terms of the Base Indenture. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as custodian for the Depositary or its nominee, as provided in Section 2.01(b) of the Base Indenture.

(q) Trustee; Registrar; Paying Agent; Authenticating Agent. Wilmington Trust, National Association shall initially act as Trustee. Deutsche Bank Trust Company Americas, a New York banking corporation, shall initially act as Registrar, Paying Agent and Authenticating Agent.

(r) Defeasance. Article 8 of the Base Indenture shall apply to the 2023 Notes.

(s) Depositary. The Depositary for any 2023 Notes issued as Global Notes shall initially be The Depository Trust Company in The City of New York (“DTC”) (or any successor to DTC).

(t) Events of Default; Covenants. The Events of Default set forth in Section 7.01 of this Supplemental Indenture and the covenants set forth in Article 4 of the Base Indenture (other than Section 4.03 thereof) and Article 5 of this Supplemental Indenture shall apply to the 2023 Notes.

(u) Additional Terms. Other terms applicable to the 2023 Notes are as otherwise provided for below.

Section 2.02. Execution and Authentication. The 2023 Notes having an aggregate principal amount of $800,000,000 may, upon execution of this Supplemental Indenture, be executed by the Issuer and delivered to the Authenticating Agent for authentication, and the Authenticating Agent shall thereupon authenticate and deliver said 2023 Notes, upon receipt of an Authentication Order, signed by an Officer of the Issuer, without any further action by the Issuer, except as otherwise required by the Base Indenture.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption.

(a) Except as set forth under this section, the Issuer may not redeem the 2023 Notes prior to February 15, 2018. On or after this date, the Issuer may redeem the 2023 Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Year	Redemption price
2018	102.500%
2019	101.667%
2020	100.833%
2021 and thereafter	100.000%

(b) Prior to February 15, 2016, the Issuer may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2023 Notes (calculated giving effect to any issuance of Additional 2023 Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 105.000% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the 2023 Notes (calculated giving effect to any issuance of Additional 2023 Notes) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Issuer must be made within 120 days after the closing of such Equity Offering.

(c) Additionally, prior to February 15, 2018, the Issuer may at its option redeem the 2023 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2023 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

(d) The following terms have the meanings given to them in this Section 3.01(d):

“Applicable Premium” means, with respect to a 2023 Note at any Redemption Date, the greater of (1) 1.00% of the principal amount of such 2023 Note and (2) the excess of (A) the present value at such Redemption Date of (i) the redemption price of such 2023 Note on February 15, 2018 (such redemption price being described in Section 3.01(a) exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such 2023 Note through February 15, 2018 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such 2023 Note on such Redemption Date; and as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, provided that such calculation shall not be a duty of obligation of the Trustee or the Registrar and Paying Agent.

“Adjusted Treasury Rate” means, with respect to any Redemption Date for the 2023 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after February 15, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third Business Day immediately preceding the Redemption Date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means, with respect to the 2023 Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2023 Notes from the Redemption Date to February 15, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to February 15, 2018.

(e) Any redemption of 2023 Notes pursuant to this Section 3.01 shall be conducted in accordance with the applicable procedures set forth in Article III of the Base Indenture to the extent not otherwise set forth herein.

ARTICLE 4

NOTE GUARANTEES

Section 4.01. Note Guarantees. Each 2023 Note Guarantor hereby unconditionally and irrevocably expressly assumes, confirms and agrees to perform and observe each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of a Guarantor under the Base Indenture with respect to the 2023 Notes as if it were an original signatory thereto.

Section 4.02. Release of Subsidiary Guarantors. The Note Guarantee of any Subsidiary of Delphi LLP (each, a “Subsidiary Guarantor”) will be released with respect to the 2023 Notes:

(1) upon (i) the sale or other disposition (including by way of consolidation, merger, disposition or otherwise) of Capital Stock of such Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) the sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor;

(2) if such Subsidiary Guarantor no longer guarantees or is otherwise obligated under (or concurrently with such release, will no longer guarantee or otherwise be obligated under) Material Indebtedness;

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(4) if the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to the 2023 Notes as described Sections 8.02 and 8.03 of the Base Indenture or if the Issuer’s obligations with respect to the 2023 Notes are discharged in accordance with the terms of the Indenture; or

(5) as specified in Section 5.05 of this Supplemental Indenture following a Suspension Date.

ARTICLE 5

COVENANTS

The following covenants will apply to the 2023 Notes in addition to the covenants in Article IV of the Base Indenture:

Section 5.01. Limitation on Liens.

(a) Delphi LLP will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, other than Permitted Liens, without effectively providing that the 2023 Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

(b) Any Lien created for the benefit of the Holders of the 2023 Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) For purposes of determining compliance with this Section 5.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” Delphi LLP shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses.

Section 5.02. Limitation on Sale/Leaseback Transactions. Delphi LLP will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(a) the Sale and Leaseback Transaction is solely with the Issuer or a 2023 Note Guarantor (other than the Company);

(b) the lease is for a period not in excess of 24 months, including renewals;

(c) Delphi LLP or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (21) of the definition of “Permitted Liens,” without equally and ratably securing the 2023 Notes then outstanding under the Indenture, to create, Incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(d) Delphi LLP or such Restricted Subsidiary within 360 days after the sale of such property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such property to (i) the permanent retirement of 2023 Notes, other Indebtedness of the Issuer ranking on a parity with the 2023 Notes or Indebtedness of Delphi LLP or a Restricted Subsidiary or (ii) the purchase of property; or

(e) the Attributable Debt of Delphi LLP and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Issue Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (a) through (d) above), plus the aggregate principal amount of Indebtedness secured by Liens on properties then outstanding (not including any such Indebtedness secured by Liens described in clauses

(1) through (21) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding 2023 Notes (or secure such outstanding 2023 Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.

Section 5.03. Reports. Whether or not required by the rules and regulations of the SEC, so long as any 2023 Notes are outstanding, the Issuer will provide the Trustee and Holders and prospective Holders within the time periods specified in the SEC’s rules and regulations for non-accelerated filers, copies of:

(a) annual reports on Form 10-K, or any successor or comparable form, of Delphi LLP containing the information required to be contained therein, or required in such successor or comparable form;

(b) quarterly reports on Form 10-Q of Delphi LLP, containing the information required to be contained therein, or any successor or comparable form; and

(c) from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form, of Delphi LLP.

Notwithstanding whether Delphi LLP is subject to the periodic reporting requirements of the Exchange Act, Delphi LLP will nevertheless continue filing the reports specified above unless the SEC will not accept such a filing. Delphi LLP will not take any action for the purpose of causing the SEC not to accept any such filings. Notwithstanding the foregoing, to the extent Delphi LLP files the information and reports referred to in the preceding paragraph with the SEC and such information is publicly available on the Internet, Delphi LLP shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the 2023 Notes. If, notwithstanding the foregoing, the SEC will not accept Delphi LLP’s filings for any reason, Delphi LLP will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Delphi LLP were required to file those reports with the SEC.

In the event that any direct or indirect parent company of Delphi LLP (of which Delphi LLP is a wholly owned Subsidiary) is or becomes a 2023 Note Guarantor, the Issuer may satisfy its obligations under this Section 5.03 by furnishing information (or filing it with the SEC) relating to such direct or indirect parent company.

The Issuer will be deemed to satisfy its obligations under this Section 5.03 upon the Company (or any other direct or indirect parent company of the Issuer that is or becomes a 2023 Note Guarantor, in lieu of the Company) furnishing or filing the foregoing information with the SEC.

Section 5.04. Change of Control. Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s 2023 Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any transaction occurs (including a merger or consolidation of Delphi LLP) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Delphi LLP; or

(2) the Issuer ceases to be a direct or indirect wholly owned Subsidiary of Delphi LLP.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) Delphi LLP becomes a direct or indirect Subsidiary of a holding company and (2) no person (as defined above) (other than a holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s 2023 Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its 2023 Notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.04 and purchases all 2023 Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if the 2023 Notes have been or are called for redemption by the Issuer prior to it being required to mail notice of the Change of Control Offer, and thereafter redeems all 2023 Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of 2023 Notes pursuant to this Section 5.04. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 5.04, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.04 by virtue thereof.

Notwithstanding any provisions in the Base Indenture to the contrary, but subject to Section 6.07 of the Base Indenture, the Issuer’s obligations to make a Change of Control Offer as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding 2023 Notes.

Section 5.05. Future Guarantors.

The Issuer will cause each new Domestic Subsidiary of the Issuer that is a guarantor of any Material Indebtedness of the Issuer or any 2023 Note Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will provide a Note Guarantee to the 2023 Notes. In addition, the Issuer will cause each Foreign Subsidiary of Delphi LLP that becomes a guarantor of any Material Indebtedness of the Issuer or any Domestic Subsidiary of the Issuer to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will provide a Note Guarantee to the 2023 Notes. Additionally, Delphi LLP, at its option, may cause any direct or indirect parent company of Delphi LLP to become a 2023 Note Guarantor.

Following the first day (the “Suspension Date”) that:

(1) the 2023 Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under the Indenture;

Delphi LLP and its Restricted Subsidiaries will not be subject to this Section 5.05 (the “Suspended Covenant”) and all Note Guarantees to the 2023 Notes by Subsidiaries of the Issuer shall be released.

In the event that Delphi LLP and its Restricted Subsidiaries are not subject to the Suspended Covenant for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the 2023 Notes below an Investment Grade Rating, then Delphi LLP and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events and all Subsidiaries of the Issuer whose Note Guarantees to the 2023 Notes had been released on the Suspension Date shall be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenant may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenant during the Suspension Period.

Upon the occurrence of a Suspension Date or a Reversion Date, the Issuer shall provide written notice to the Trustee, and file with the Trustee an Officer’s Certificate certifying that such Suspension Date or Reversion Date has occurred in accordance with the foregoing provisions.

ARTICLE 6

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 6.01. Consolidation, Merger and Sale of Assets. (a) The Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company or limited liability partnership organized and existing under the laws of (x) the United States of America or any State thereof or the District of Columbia or (y) the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands, provided that if the Successor Company is organized outside of the United States of America, any State thereof or the District of Columbia, the Issuer shall enter into a supplemental indenture to the Indenture that includes a provision for the payment of additional amounts to Holders (subject to customary exceptions) in the event that the organization of the Successor Company in such jurisdiction will result in tax withholding or deduction, or otherwise result in taxes, fees, duties, assessments or governmental charges, for payments to Holders under the terms of the 2023 Notes in such jurisdiction (which such provision shall be certified by Delphi LLP to the Trustee as customary); and provided further, the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Indenture and the 2023 Notes (and, if the Successor Company is not a corporation, Delphi LLP shall cause a corporate co-issuer to become a co-obligor on the 2023 Notes);

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(3) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the 2023 Notes.

(b) Delphi LLP will not and will not permit any other 2023 Note Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(A) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to Delphi LLP or a Restricted Subsidiary of Delphi LLP), whether through a merger, consolidation or sale of Capital Stock or that has transferred or leased all or substantially of its assets to another Person or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving Delphi LLP, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands), and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such 2023 Note Guarantor under its Note Guarantee;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

(c) Notwithstanding clause (a)(2) of the first paragraph above or clause (b)(B) of this Section 6.01:

(A) any Restricted Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any 2023 Note Guarantor;

(B) any Restricted Subsidiary of Delphi LLP (other than the Issuer) may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any 2023 Note Guarantor; and

(C) the Issuer and any 2023 Note Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such 2023 Note Guarantor in another jurisdiction.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. Each of the following is an “Event of Default” with respect to the 2023 Notes:

(1) a default in any payment of interest on the 2023 Notes when due and payable continued for 30 days;

(2) a default in the payment of principal of any 2023 Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Issuer or any 2023 Note Guarantor to comply with its obligations under Section 6.01 of this Supplemental Indenture;

(4) the failure by Delphi LLP or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under Article 5 of this Supplemental Indenture (other than Section 5.03) (in each case, other than a failure to purchase 2023 Notes);

(5) the failure by Delphi LLP or any Restricted Subsidiary to comply for 90 days after notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) the failure by Delphi LLP or any Restricted Subsidiary to pay the principal amount of any Indebtedness (other than Indebtedness owing to Delphi LLP or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $300.0 million or its foreign currency equivalent;

(7) Delphi LLP or any Significant Subsidiary:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Delphi LLP or any Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of Delphi LLP or any Significant Subsidiary, or for all or substantially all of the property of Delphi LLP or any Significant Subsidiary; or

(iii) orders the liquidation of Delphi LLP or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(9) any Note Guarantee of the 2023 Notes of Delphi LLP or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any 2023 Note Guarantor denies or disaffirms such 2023 Note Guarantor’s obligations under the Indenture or any Note Guarantee of the 2023 Notes and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default with respect to any 2023 Notes until the Trustee notifies Delphi LLP or the Holders of at least 25% in principal amount of the outstanding 2023 Notes notify Delphi LLP and the Trustee of the default and Delphi LLP or the Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (9) hereof after receipt of such notice.

Section 7.02. Acceleration.

If an Event of Default (other than an Event of Default specified in clauses (7) or (8) of Section 7.01 hereof with respect to Delphi LLP or the Issuer) occurs and is continuing with respect to the 2023 Notes, the Trustee or the Holders of at least 25% in principal amount of the then outstanding 2023 Notes affected thereby may declare the principal of and accrued but unpaid interest on all outstanding 2023 Notes to be due and payable immediately by notice in writing to Delphi LLP and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. If an Event of Default specified in clause (7) or (8) of Section 7.01 hereof with respect to Delphi LLP or the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding 2023 Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration as described in the preceding paragraph, the Holders of a majority in principal amount of the 2023 Notes may rescind and cancel such declaration with respect to the 2023 Notes and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default with respect to such series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Issuer has paid the Trustee and the Agents their compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (7) or (8) of Section 7.01 hereof, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of a declaration of acceleration of the 2023 Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the 2023 Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Delphi LLP or a Restricted Subsidiary of Delphi LLP or waived (and the related declaration of acceleration rescinded or annulled) by the holders of the relevant Indebtedness within 20 Business Days after the declaration of acceleration with respect to the 2023 Notes and if the rescission and annulment of the acceleration of the 2023 Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the 2023 Notes.

Section 7.03. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding 2023 Notes by written notice to the Trustee may on behalf of the Holders of all of the 2023 Notes waive an existing Default or Event of Default with respect to the 2023 Notes and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and interest on the 2023 Notes (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then outstanding 2023 Notes may rescind an acceleration with respect to the 2023 Notes and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default in respect of the 2023 Notes shall cease to exist, and any Event of Default in respect of the 2023 Notes arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.04. Control by Majority.

Holders of a majority in principal amount of the then outstanding 2023 Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the 2023 Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a 2023 Note or that would involve the Trustee in personal liability.

Section 7.05. Limitation on Suits.

A Holder of a 2023 Note may pursue a remedy with respect to this Indenture or the Notes of such series only if:

(a) the Holder of a 2023 Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding 2023 Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a 2023 Note or Holders of 2023 Notes offer to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(e) within such 60-day period the Holders of a majority in principal amount of the then outstanding 2023 Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a 2023 Note may not use the Indenture to prejudice the rights of another Holder of a 2023 Note or to obtain a preference or priority over another Holder of a 2023 Note.

ARTICLE 8

AMENDMENTS AND WAIVERS

Section 8.01. Without Consent of Holder. In addition to the provisions of Section 9.01 of the Base Indenture, the Issuer, the 2023 Note Guarantors and the Trustee may amend or supplement this Supplemental Indenture, the 2023 Note Guarantees or the 2023 Notes, without the consent of any Holder of a 2023 Note to:

(a) convey, transfer, assign, mortgage or pledge as security for the 2023 Notes any property or assets in accordance with Section 5.01 of this Supplemental Indenture and confirm or evidence any release thereof permitted by the Indenture.

Section 8.02. With Consent of Holders of Notes. (a) In addition to the provisions of Section 9.02 of the Base Indenture, without the consent of each Holder of 2023 Notes affected, an amendment or waiver under Section 9.02 of the Base Indenture may not (with respect to any 2023 Notes held by a non-consenting Holder):

(1) release the 2023 Note Guarantee of any Significant Subsidiary (or group of Significant Subsidiaries in a transaction or series of related transactions that would together constitute a Significant Subsidiary).

(b) Except as provided in Section 9.02 of the Base Indenture and in Section 8.02(a) of this Supplemental Indenture, the Indenture, the Note Guarantees of the 2023 Notes and the 2023 Notes may be amended or supplemented as it relates to the 2023 Notes with the written consent of the Holders of at least a majority in principal amount of the then outstanding 2023 Notes and, subject to Section 7.03 of this Supplemental Indenture and Section 6.07 of the Base Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the 2023 Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Note Guarantees of the 2023 Notes or the 2023 Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding 2023 Notes.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Ratification of Base Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 9.02. Governing Law. This Supplemental Indenture and the 2023 Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Section 9.03. Separability. In case any one or more of the provisions contained in this Supplemental Indenture or in the 2023 Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the 2023 Notes, but this Supplemental Indenture and the 2023 Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.04. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER: DELPHI CORPORATION

By:	/s/ Kevin P. Clark
Name: Kevin P. Clark Title: Senior Vice President and Chief Financial Officer

GUARANTORS:

DELPHI HOLDINGS, LLC

DELPHI CONNECTION SYSTEMS, LLC

DELPHI INTERNATIONAL SERVICES COMPANY, LLC

DELPHI TECHNOLOGIES, INC.

DELPHI TRADE MANAGEMENT, LLC

DELPHI CONNECTION SYSTEMS HOLDING LLC

DELPHI PROPERTIES MANAGEMENT LLC

DELPHI MEDICAL SYSTEMS, LLC

DELPHI FINANCIAL HOLDINGS, LLC

By:	/s/ David M. Sherbin
Name: David M. Sherbin Title: General Counsel and Secretary

DELPHI AUTOMOTIVE HOLDINGS US LIMITED DELPHI HOLDFI UK LIMITED

By:	/s/ David M. Sherbin
Name: David M. Sherbin Title: “A” Manager

DELPHI AUTOMOTIVE LLP

By:	/s/ David M. Sherbin
Name: David M. Sherbin Title: Vice President, General Counsel, Secretary and Chief Compliance Officer

DELPHI AUTOMOTIVE SYSTEMS, LLC

By:	/s/ David M. Sherbin
Name: David M. Sherbin Title: Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

DELPHI GLOBAL REAL ESTATE SERVICES, LLC

By:	/s/ Keith D. Stipp
Name: Keith D. Stipp Title: Treasurer

DELPHI AUTOMOTIVE PLC

By:	/s/ Kevin P. Clark
Name: Kevin P. Clark Title: Executive Vice President and Chief Financial Officer

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Boris Treyger
Name: Boris Treyger Title: Vice President

REGISTRAR, PAYING AGENT AND AUTHENTICATING AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By: Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
Name: Irina Golovashchuk Title: Vice President

By:	/s/ Wanda Camacho
Name: Wanda Camacho Title: Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07(g) OF THE BASE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE BASE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE REGISTRAR FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP:

ISIN:

GLOBAL NOTE

5.00% Senior Notes due 2023

No.	$[ ]

DELPHI CORPORATION

promises to pay to Cede & Co., or registered assigns,

the principal sum of                                                                                                                                DOLLARS on February 15, 2023, as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests attached hereto.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

DELPHI CORPORATION

By:
Name: Title:

This is one of the 2023 Notes referred to
in the within-mentioned Supplemental Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Authenticating Agent

By: Deutsche Bank National Trust Company

By:
Name: Title:

Dated:                     , 20

[Form of reverse side of 2023 Note]

5.00% Senior Note due 2023

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Delphi Corporation (the “Issuer”) promises to pay interest on the principal amount of this 2023 Note at a rate per annum of 5.00% from February 14, 2013 until maturity or pursuant to Section 7.02 of the Supplemental Indenture. The Issuer will pay interest on this 2023 Note semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2013, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this 2023 Note on the immediately preceding February 1 and August 1 (each, a “Regular Record Date”). Interest on this 2023 Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including February 14, 2013. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this 2023 Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this 2023 Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this 2023 Note to the Person who is the registered Holder of this 2023 Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this 2023 Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, 2023 Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to Certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee or the Paying Agent may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. AUTHENTICATING AGENT, PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas will act as Authenticating Agent, Paying Agent and Registrar. The Issuer may change any Authenticating Agent, Paying Agent or Registrar without notice to the Holders. Delphi LLP or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the 2023 Notes under the Senior Indenture (the “Base Indenture”), dated as of February 14, 2013, among the Issuer, the Guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as Registrar, Paying Agent and Authenticating Agent. The Issuer shall be entitled to issue Additional 2023 Notes pursuant to the Base Indenture. The terms of the 2023 Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the supplemental indenture, among the Issuer, the Guarantors party thereto, the Trustee and the Registrar and Paying Agent, dated as of February 14, 2013 (the “Supplemental Indenture” and together with the Base

Indenture, the “Indenture”), setting forth the additional terms of the 2023 Notes pursuant to Section 2.03 of the Base Indenture and the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The 2023 Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this 2023 Note conflicts with the express provisions of the Indenture and those other provisions forming a part thereof with respect to the 2023 Notes, the provisions of the Indenture and such other provisions with respect to the 2023 Notes shall govern and be controlling.

5. OPTIONAL REDEMPTION. Except as set forth under this section, the Issuer may not redeem the 2023 Notes prior to February 15, 2018. On or after this date, the Issuer may redeem the 2023 Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Year	Redemption price
2018	102.500%
2019	101.667%
2020	100.833%
2021 and thereafter	100.000%

(b) Prior to February 15, 2016, the Issuer may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2023 Notes (calculated giving effect to any issuance of Additional 2023 Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 105.000% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the 2023 Notes (calculated giving effect to any issuance of Additional 2023 Notes) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Issuer must be made within 120 days after the closing of such Equity Offering and must be made in accordance with the procedures set forth in the Indenture.

(c) Additionally, prior to February 15, 2018, the Issuer may at its option redeem the 2023 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2023 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

6. MANDATORY REDEMPTION. Except as set forth in Section 5.04 of the Supplemental Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the 2023 Notes.

7. NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a Redemption Date, the Issuer shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose 2023 Notes are to be redeemed at its registered address. Any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including consummation of a related Equity Offering.

8. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 5.04 of the Supplemental Indenture.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The 2023 Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of 2023 Notes may be registered and 2023 Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer of or exchange of (a) any 2023 Note selected for redemption in whole or in part pursuant to Article 3 of the Base Indenture, except the unredeemed portion of any such 2023 Note being redeemed in part, or (b) any such 2023 Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem such 2023 Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

10. PERSONS DEEMED OWNERS. The registered Holder of this 2023 Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees to the 2023 Notes or the 2023 Notes may be amended or supplemented as provided in the Indenture.

12. DEFAULTS AND REMEDIES. The Events of Default relating to the 2023 Notes are defined in Section 7.01 of the Supplemental Indenture. If any Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding 2023 Notes may declare the principal of and accrued but unpaid interest on all the 2023 Notes to be due and payable immediately by notice in writing to Delphi LLP and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding 2023 Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the 2023 Notes or the Note Guarantees to the 2023 Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding 2023 Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding 2023 Notes by written notice to the Trustee may on behalf of the Holders of all of the 2023 Notes waive any existing Default or and its consequences under the Indenture with respect to the 2023 Notes except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the 2023 Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within 30 Business Days after becoming aware of any Default with respect to the 2023 Notes, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13. AUTHENTICATION. This 2023 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or Authenticating Agent.

14. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE 2023 NOTES OF THIS SERIES AND THE NOTE GUARANTEES TO THE 2023 NOTES.

15. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the 2023 Notes of this series and the Trustee or Registrar may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2023 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Delphi Corporation

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: (248) 813-2491

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

                            (Sign exactly as your name appears

                             on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.